Exhibit 99.2

NEWS RELEASE	February 28, 2008

For more information, contact Kenn Entringer at 314/721-2828.

Mathias New President of Cass Commercial Bank

ST. LOUIS – The board of directors of Cass Commercial Bank has named Robert J. Mathias president. The entity is the commercial banking subsidiary of Cass Information Systems, Inc., (NASDAQ: CASS), the nation’s leading provider of transportation, utility and telecom invoice payment and information services.

Mathias, 55, joins Cass Bank after eight years as a senior banker in the St. Louis loan production office of LaSalle Bank. He will also become secretary of the Cass Information Systems board of directors.

The appointment of Mathias will enable John J. Vallina, Cass Bank vice chairman, to gradually transition his day-to-day responsibilities prior to his retirement this spring. Vallina joined Cass Bank in 1992 and was named vice chairman in 2003.

Throughout his 34-year banking career, Mathias has been affiliated with major financial institutions in metro St. Louis.

Currently, Mathias is on the board of directors of Bush O’Donnell & Co., Nernix Hall High School and St. Joseph Institute for the Deaf.

He earned his bachelor’s degree in finance from the University of Illinois-Champaign and a master’s degree in business administration from St. Louis University.

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Mathias New President of Cass Commercial Bank – Add One 2/28/08

Founded in 1906, Cass Commercial Bank focuses on the financial needs of privately held businesses in St. Louis, as well as on those of churches and ministries. It formed a church-lending unit in 1997 and in 2005 opened a branch office in Orange County, Calif.

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Editor’s note:	Robert J. Mathias is a resident of University City, Mo. 63130.

Cass Information Systems, Inc. makes its headquarters at 13001 Hollenberg Dr. in Bridgeton, Mo. 63044.